Joint Filer Information

Name:	Deerfield Mgmt, L.P.

Address:	345 Park Avenue South, 12th Floor New York, NY 10010

Designated Filer:	James E. Flynn

Issuer and Ticker Symbol:	Larimar Therapeutics, Inc. [LRMR]

Date of Event Requiring Statement:	September 16, 2022

The undersigned, Deerfield Mgmt, L.P., is jointly filing the attached Initial Statement of Beneficial Ownership on Form 3 with Deerfield Partners, L.P. with respect to the beneficial ownership of securities of Larimar Therapeutics, Inc. Deerfield Mgmt, L.P. is the sole general partner of Deerfield Partners, L.P.

Signatures:

DEERFIELD MGMT, L.P. By: J.E. Flynn Capital III, LLC, General Partner By: /s/ Jonathan Isler Jonathan Isler, Attorney-In-Fact